UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 31, 2005

AMERICAN SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-12456	58-1098795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

470 East Paces Ferry Road, N.E. Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 261-4381

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

This amendment to the Form 8-K filed on September 1, 2005 is being filed to provide additional description of the facts underlying the conclusions regarding the accounting for income taxes.

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

ITEM 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 31, 2005, the Audit Committee of the Company’s Board of Directors, upon the recommendation of management, has concluded that there was an error in accounting for income taxes related to the Company’s income tax provision calculation and its effect on the three and nine month periods ended January 31, 2005. As a result, the Audit Committee concluded that the previously issued consolidated financial statements of the Company for the three and nine month periods ended January 31, 2005 should not be relied upon because of errors in those consolidated financial statements. Such errors are not expected to impact the Company’s cash flows for the periods in which the errors occurred.

Initially, the Company believed that it had sufficient deferred tax assets with a corresponding valuation allowance to offset taxable income for the year ended April 30, 2005. However, upon further review of the Company’s deferred tax assets it was determined that certain assets were overstated and, thereby, not available to offset taxable income in fiscal 2005. In addition, the Company determined that certain deferred tax liabilities were understated. The correction of the identified errors in accounting for income taxes results in a reduction in the Company’s available valuation allowance due to: 1) the elimination of the overstated deferred tax assets, including R&E tax credits, and 2) an increase in certain deferred tax liabilities, associated with capitalized software and property and equipment. The Company will need to record additional income tax expense in fiscal 2005 because after correcting for the errors above, it no longer has a sufficient valuation allowance to offset the income tax expense realized by the use of its remaining and available deferred tax assets.

In an amended Form 10-Q for the quarter ended January 31, 2005, the Company will restate the amounts previously reported relating to income taxes, as well as the after-tax earnings and earnings per share in its Consolidated Statement of Operations for the three and nine month periods ended January 31, 2005. The Company estimates that correcting errors in accounting for income taxes will require it to record an income tax expense for both the three and nine month periods ended January 31, 2005 of approximately $1.4 million, compared to an income tax expense of $286,000 previously reported for both periods. A change in income tax expense as described above will result in a reduction in the announced after-tax earnings and earnings per share for the three-month period ended January 31, 2005 from $1.1 million or $0.04 earnings per share to approximately $20,000 or approximately zero earnings per share, and for the nine-month period a reduction from $3.8 million or $0.15 earnings per share to approximately $2.7 million or approximately $0.11 earnings per share. These amounts are subject to change as the Company’s review and the audit of the Company’s financial statements for the fiscal year ended April 30, 2005 is not yet complete. While our continuing review is not yet complete, it has progressed sufficiently to allow us now to announce that we expect to restate and amend our financial statements for the above periods.

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Under Sarbanes Oxley 404, this will result in a material weakness in control over reporting for income taxes.

We and our Audit Committee have discussed the matters disclosed in this report with KPMG, LLP, the Company’s independent registered public accounting firm.

Incorporated by reference is a related press release issued by the Registrant on September 1, 2005. A copy of the press release is attached hereto as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. Financial Statements and Exhibits

The following Exhibit is filed as part of this Report:

Exhibit No.	Description
99.1	Press Release of American Software, Inc., dated September 1, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SOFTWARE, INC.
(Registrant)

Date: September 20, 2005	By:	/s/ Vincent C. Klinges
Vincent C. Klinges
Chief Financial Officer

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